EXHIBIT 10.14

LEXINGTON CORPORATE PROPERTIES TRUST

EMPLOYEE NONVESTED SHARE AGREEMENT

      This AGREEMENT is effective as of                     by and between Lexington Corporate Properties Trust, a Maryland real estate investment trust (the “Company”) and                     (the “Participant”).

WITNESSETH THAT:

      WHEREAS, the Company desired to provide an inducement and incentive to the Participant to perform his duties and fulfill his responsibilities on behalf of the Company at the highest level of dedication and competence and therefore granted the Participant common shares of the Company, par value $0.0001, on the date set forth above;

      WHEREAS, the Company and the Participant wish to memorialize such grant vesting schedule and other terms and conditions;

      NOW, THEREFORE, in consideration of the agreements hereinafter contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1. Grant of Shares.

      (a) The Company and the Participant hereby acknowledge the grant which took place on the date set forth above to the Participant of                     common shares of the Company (the “Common Shares”), which Common Shares are subject to vesting and certain other restrictions that were agreed to among the parties hereto and are memorialized herein.

      (b) The Participant deposited such share certificate(s) upon receipt thereof with the Company together with a share power endorsed in blank or other appropriate instrument of transfer, to be held by the Company until the expiration of the applicable portion of the Vesting Period (hereinafter defined). The foregoing to the contrary notwithstanding, the Participant agrees that, in the Company’s discretion, the Participant’s ownership of the Common Shares may be evidenced solely by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated share transfer agent in the Participant’s name. Upon expiration of the applicable portion of the Vesting Period, a certificate or certificates representing the shares of Common Shares as to which the Vesting Period has so lapsed shall be delivered to the Participant by the Company, subject to satisfaction of any tax obligations in accordance with Section 5 hereof.

      2. Vesting of Common Shares. Subject to Section 3 hereof, the Common Shares vest ratably over a five year period commencing on the first anniversary of the date hereof and vest in full as of the end of the fifth fiscal year following the date such Common Shares were issued to the Participant, provided that the Participant remains employed.

      3. Nontransferability and Acceleration.

      (a) The Participant acknowledges that prior to the expiration of the applicable Vesting Period, the Common Shares may not be sold, transferred, pledged, assigned, encumbered or otherwise disposed of (whether voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy)). Upon the expiration of Vesting Period, the restrictions with respect to the Common Shares theretofore subject to such expired Vesting Period shall lapse.

      (b) If the Participant ceases to be employed by the Company prior to the complete expiration of the Vesting Period under circumstances other than those set forth in Section 3(b) hereof, the Participant agrees that all of the Common Shares, that are nonvested in accordance with Section 2 hereof as of the date of such termination, shall be immediately and unconditionally forfeited and will revert to the Company without any action required by the Participant or the Company.

      4. Rights as Shareholder. The Participant shall have all rights of a shareholder with respect to the Common Shares for record dates occurring on or after the date of grant and prior to the date any such Common Shares are forfeited in accordance with this Agreement, including without limitation payment to the Participant of any cash dividends or distributions declared during such period with respect to the Common Shares.

      5. Withholding Tax Obligations. The Participant acknowledges the existence of federal, state and local income tax and employment tax withholding obligations with respect to the Common Shares and agrees that such obligations must be met. The Participant shall be required to pay and the Company shall have the right to withhold or otherwise require a Participant to remit to the Company any amount sufficient to pay any such taxes no later than the date as of which the value of any Common Shares first become includible in the Participant’s gross income for income or employment tax purposes, provided however that the Board of Trustees may permit the Participant to elect withholding Common Shares otherwise deliverable to the Participant in full or partial satisfaction of such tax obligations, provided further however that the amount of Common Shares so withheld shall not exceed the minimum statutory withholding tax obligation. If tax withholding is required by applicable law, in no event shall Common Shares be delivered to the Participant until he has paid to the Company in cash the amount of such tax required to be withheld by the Company or otherwise entered into an agreement satisfactory to the Company providing for payment of withholding tax.

      6. Limitation of Rights. Nothing contained herein shall be construed as conferring upon the Participant the right to continue in the employ of the Company as a Participant or in any other capacity or to interfere with the Company’s right to discharge him at any time for any reason whatsoever.

      7. Receipt of Plan. The Participant acknowledges receipt of a copy of the Plan and agrees to be bound by all terms and provisions thereof. If and to the extent that any provision herein is inconsistent with the Plan, the Plan shall govern.

      8. Assignment. This Agreement shall be binding upon and inure to the benefits of the Company, its successors and assigns and the Participant and his heirs, executors, administrators and legal representatives.

      9. Governing Law. This Agreement and the obligation of the Company to transfer Common Shares shall be subject to all applicable federal and state laws, rules and regulations and any registration, qualification, approvals or other requirements imposed by any government or regulatory agency. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

      10. Amendment. Except as otherwise permitted by the Plan, this Agreement may not be modified or amended, nor may any provision hereof be waived, in any way except in writing signed by the party against whom enforcement thereof is sought.

      11. Execution. This Agreement may be executed in counterparts each of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and the Participant has executed this Agreement effective as of the date first above written.

LEXINGTON CORPORATE PROPERTIES TRUST

By:

Name:
Title:

PARTICIPANT

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